EXHIBIT 99.1

Medovex Corporation Releases Letter to Shareholders

ATLANTA, November 20, 2017 (GLOBE NEWSWIRE) — Medovex Corp. (OTCQB: MDVX) (“Medovex” or the “Company”), the developer of the DenerveX® System, a new and novel device designed for enduring relief of Facet Joint Syndrome related to chronic back pain, a non-addictive, non-opioid drug alternative capable of restoring a patient to a more normal and active lifestyle, today released the following open letter to shareholders.

Dear Fellow Shareholder,

In light of recent developments that have adversely affected our collective investments in Medovex, I believe it important that I personally take the time to write to you today.

As you know, Medovex’s management and insiders own a considerable amount of our Company’s shares. Because of this, we believe that our goals are clearly aligned with our shareholders. In just the last fifteen months, there have been approximately 15 open market purchases of company stock by insiders representing approximately 2 million shares, or an investment of just in excess of $3 million at a weighted average price of approximately $1.48. Over 50% were purchased at or above $1.75.

We understand the frustration a declining stock price can cause, but we also understand that communication is the key to keeping frustration from becoming speculation.

Nasdaq Delisting

On Tuesday November 14th, we filed a Form 8K filing with the Securities and Exchange Commission indicating that our common shares would no longer be quoted on Nasdaq, but that we had applied to list our shares on the OTCQB exchange. That approval has now occurred where our shares currently trade under the ticker symbol “MDVX”. We indicated that this transition to the OTCQB market has no impact on the Company’s business operations. The Company will continue to file periodic and certain other reports with the Securities and Exchange Commission just as if it were still listed on Nasdaq. We expect to file our fiscal third quarter 2017 10Q within the extension period.

I feel it’s very important to explain to you why this event occurred. The company has been working for the past six months on a round of financing that we believe will take the company through US clinical trials and other important growth activities and possibly to a point of cash flow positive. This financing is expected to be on very favorable terms to the company and our shareholders. We were hopeful this would close by our deadline date with Nasdaq.

Unfortunately, timing was prohibitive. However, talks regarding the potential transaction remain on-going and we believe very positive. We did not limit ourselves to simply that one source of capital. We worked on other financing arrangements as well in the event that our preferred choice could not be completed within the designated time frame. In the end, the alternative choices were simply too unfavorable to the company and all of us as shareholders. Management believed that selecting one of these highly toxic set of investment terms under duress was more harmful then facing a possible delisting event. Bottom line, we were unwilling to compromise the company’s potential long term viability for the short term.

I believe the primary driver of shareholder value will ultimately always be the underlying business.

Current Initiatives

With the launch of every new product, there are challenges to overcome. We have maintained focus on our roll-out and quickly addressed inefficiencies in the selling process. We are currently in the process of addressing the following:

Packaging

Medovex is pursuing a second-generation package for the current DenerveX Kit that will extend our shelf life from six months to at least two years. Changing the packaging will provide the additional benefit of reducing sterilization time and lowering materials costs. Hospitals in Europe prefer longer shelf-life products, and improving the DenerveX expiration date will allow greater access to European healthcare facilities. Management has secured prototype packaging that will extend shelf life to two years while concurrently reducing package component costs and sterilization time. We expect to deliver a two-year shelf life package in mid 2018.

Reimbursement

Medovex has had very favorable inpatient reimbursement for the DenerveX procedure in Germany for some time. To drive adoption in ambulatory surgery centers in Germany, Medovex is pursuing an outpatient reimbursement code. Management has petitioned the payer system in Germany for a new outpatient code, and we believe we will have approval for and access to that code in early 2018.

German Distribution

We have determined that the most effective sales model in what is currently our largest target market, Germany, is to go direct. Since our pilot launch, we have terminated our relationship with our German distributor and brought on seven independent sales representatives covering all geographies within Germany. This new direct strategy will significantly improve average selling price, gross margin, sales control, and accountability over the standard country distributor model. We expect to see increasing sales from this change in early 2018.

Recent Accomplishments

Since receiving CE mark on May 30, 2017, we have accomplished many important steps to move the business and sales forward which include:

●	First ever shipment to EU arrived in Berlin, Germany on July 6, 2017

●	First human use of the DenerveX System in Manchester, England on July 15, 2017

●	Initial product sales rollout of 4 distributors in 4 countries, not including direct sales model in Germany, with agreements in place to add an additional 9 distributors covering 14 additional countries

●	Operationalized an EU based distribution center in Berlin, Germany

●	Trained 13 total distributors and their sales representatives

●	Trained and certified 26 surgeons in multiple EU and Latin America countries through live cases

●	Conducted phase 1 training for an additional 30 surgeons from three continents in a cadaver lab at NASS

●	Exhibited at the EUROSpine Meeting in Dublin, Ireland

●	Received Australian TPA (Australian FDA equivalent) four months ahead of schedule

●	Converted distribution model to a Direct Sales force in Germany, with plans for sales coverage in all 12 states of Germany

●	More than doubled German ASP (now selling for €1,100/device)

●	Gross margin in Germany approximately 70% and expected to improve to 80% with manufacturing scale

The Next 90 Days

I’m extremely pleased and proud of the strides our team continues to make towards improving the Company’s underlying operations and fundamentals. The launch of our DenerveX System continues to exceed our expectations. In fact, our COO and President Patrick Kullmann, a 33 year veteran of the Medtech space, was recently quoted saying that this was the best launch he’d ever been involved with in terms of initial customer product acceptance. We continue to make very notable progress. Importantly, recent patient and surgeon feedback continues to be overwhelmingly positive with no reported patient adverse events to date and not a single device failure. We are on an aggressive track and in the next 90 days we intend to take the following steps:

●	Submit IDE to the FDA to establish protocols for our “Enduring Relief” US Clinical Trial

●	Initiate site selection and start the “Enduring Relief” European Clinical Trials (Registry) to generate clinical and marketing data

●	Submit for outpatient reimbursement in Germany for our procedure to match inpatient reimbursement

●	Continue to launch Medovex Corp. in Germany which will include direct independent sales reps covering the entire country

●	Re-allocate spending from device development to optimization of sales, regulatory and clinical activities, which may include adding critical staffing needs for growth

●	Begin the launch product process into selective South American Markets

●	Work to establish dedicated reimbursement in Australia

Patient and Surgeon Testimonials

There is no better way to explain the value of the DenerveX System other than relating to you some of the incredible and life changing stories we have witnessed. I know not all of you may have faced back related pain issues. For those of you that have, myself included after fracturing my back at a young age, I can tell you it can be very painful, debilitating, and detrimental to your overall quality of life. At Medovex, we often say, “We aren’t in the life saving business; we are in the lifestyle saving business”.

I’m sure many of you are active, just as I am, in sports, involvement with your children, and other daily physical activities. Can you imagine not being able to play golf or tennis again, pick up your grandchildren, or just walking around the house performing every day chores? Our Company has already restored some of those precious moments for people in the EU. Many of the patients who have received the DenerveX procedure were able to resume physical activities not possible prior to treatment. For example, swimming, lifting weights and running. In fact, one patient in the UK avoided the need for a spinal fixation surgery because of the pain relief delivered by the DenerveX System.

One particular case we performed in Germany demonstrated the effect of our device in real time as a patient communicated during the procedure how his pain was subsiding. He was very enthusiastic about the relief and as soon as the doctor completed the procedure, he stood up from the surgical table and under his own power walked out of the operation room. He was subsequently discharged within minutes of the procedure.

Another DenerveX patient story in Germany involves a patient that was asked by their medical team to return to the hospital for a standard routine follow up after a few days of receiving the DenerveX treatment. She refused to comply. She did not understand why the surgeon needed to see her since she felt just fine and had little to no back pain.

While investors may not yet be clear on the ultimate value of our device, surgeons and patients who have used it are. For example, as recently as a few weeks ago at NASS 2017, we were joined by well regarded US surgeon Adam Hedaya M.D. who has completed in excess of 5000 procedures using traditional Rhizotomy for the treatment of Facet Joint pain. He was asked, “Well now that you’ve had a chance to practice and perform the procedure, what are some of your immediate thoughts? Dr. Hedaya responded, “Absolutely phenomenal. This is an amazing technology. I think it’s going to revolutionize the market in how we treat facet joint syndrome.” This testimonial along with others, were documented and are currently in later stage video production. Upon completion, we intend to share them with all of you. The testimonials of both patients and leading surgeons speak for themselves.

In closing, I want to thank all of you as our shareholders, as well as the entire Medovex team. We knew when we set out to disrupt a multi-billion dollar market opportunity; it wouldn’t come absent certain challenges. That said, tenacity counts and we will remain focused on our long term plan of creating shareholder value. While we have much work still to do, we have now successfully taken a mere concept to a full blown commercial product, and are now entering the growth stage that we have all been working towards for the last two plus years.

Thank you again for your continued support. I look forward to updating you as we continue to make progress towards our goal of ultimately becoming the standard of care for the treatment of Facet Joint Syndrome related to chronic back pain.

Kind regards,

Jarrett Gorlin
Chief Executive Officer

About Medovex

Medovex was formed to acquire and develop a diversified portfolio of potentially ground breaking medical technology products. Criteria for selection include those products with potential for significant improvement in the quality of patient care combined with cost effectiveness. The Company’s first pipeline product, the DenerveX System, is intended to provide long lasting relief from pain associated with facet joint syndrome at significantly less cost than currently available options. The DenerveX System is CE Marked while not yet FDA approved. To learn more about Medovex Corp., visit www.medovex.com.

Safe Harbor Statement

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

CONTACT INFORMATION
Medovex Corp.
Jason Assad
470-505-9905
Jassad@medovex.com